                                                                   Exhibit 23.01

                         Consent of Independent Auditors

The Board of Directors
Macrovision Corporation:

      We consent to incorporation by reference in the registration statements (Nos. 333-49390 and 333-49404) on Form S-8 of Macrovision Corporation of our report dated February 20, 2002, relating to the consolidated balance sheet of Macrovision Corporation and subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Macrovision Corporation.


                                        /S/ KPMG LLP
                                        ----------------------------------------
                                        KPMG LLP

Mountain View, California
March 29, 2002